                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                             REGISTRATION STATEMENT
                                  ON FORM S-8
                                     UNDER
                           THE SECURITIES ACT OF 1933


                        American Diversified Group, Inc.
                        --------------------------------
             (Exact name of Registrant as specified in its charter)

     Nevada                                 88-0292161
     ------                                 ----------
(State or other jurisdiction of          (IRS employer
INCORPORATION OR ORGANIZATION)          IDENTIFICATION NO.)

                                              28602
437 MAIN AVENUE, SW                           -----
HICKORY, NC                                 (ZIP CODE)
-----------
(Address of principal executive offices)

                     COMPENSATION AND CONSULTING AGREEMENTS
                     --------------------------------------
                            (full name of the plans)


                               JERROLD R. HINTON
                               -----------------
                       American Diversified Group, Inc.
                       --------------------------------
                              437 Main Avenue, SW
                              -------------------
                               HICKORY, NC 28602
                               -----------------
                    (Name and address of agent for services)


                                 (704) 322-2044
                                 --------------
         (Telephone number, including area code, of agent for service)


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES UNDER THE PLAN:
       ------------------------------------------------------------------
                       As soon as practicable after this
                    REGISTRATION STATEMENT BECOMES EFFECTIVE


                           Total Number of Pages: 15
                           -------------------------
             Exhibit Index begins on sequentially numbered page: 9

                        CALCULATION OF REGISTRATION FEE


Title of                              Proposed         Proposed
Securities                            Maximum          Maximum       Amount of
TO BE              AMOUNT TO BE       OFFERING        AGGREGATE     REGISTRATION
REGISTERED          REGISTERED    PRICE PER SHARE   OFFERING PRICE      FEE

--------------------------------------------------------------------------------
Common Stock
par value $.001    31,000,000(1)         $.045 (2)      $1,395,000       $450.00
-----------------  ------------   ---------------   --------------  ------------

(1) Represents shares issued pursuant to consulting agreement for continued services by consultants and officers, directors and counsel to the Registrant, including telecommunication services and services in furthering the Registrant's pharmaceutical distribution business. Additional shares may be issued to the consultants and officers, directors and counsel under agreements as set forth in the Registration Statement plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.


(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on October 6, 1997.

                                     PART I

               INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.    Plan Information.

     American Diversified Group, Inc. (hereinafter "ADGI" or the "Company") has heretofore entered into agreements with third party consultants, officers, directors and counsel with respect to the issuance of shares of the Company's common stock for services to the Company. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Company during the period from October 1, 1997, and for an indeterminate period until such time as the Company shall generate sufficient cash flow from operations in order to compensate its consultants, officers, directors and counsel, the Company has prepared this post-effective amendment no. 2 to the Form S-8 registration statement to provide for the issuance of shares, as described below.

     The Company has agreed to issue a total of 9.5 million shares to Emerging Trends Linkages Corp. ("ETLC"), based up performance and in consideration for ETLC's services in connection with the establishment and growth of the Company's call-back services being sold to multinational corporations, such as mining companies, oil companies, financial institutions and foreign embassies, among other users, in the Republics of Mali and Guinea. It is estimated under the Agreement that ADGI receive annual revenues in excess of $2 million from the sale of call-back service in Mali and Guinea, with initial revenues and current accounts receivable being reported in the third quarter and increasing revenues and accounts receivable being reported during the fourth quarter of calendar 1997. Since first offering the Company's call-back service, ETLC has already generated over 50 customers for the Company in Guinea and Mali, and anticipates over 100 customers by year end, under Consulting Agreement for Telecommunication Services between the Company and ETLC.

     In addition, in connection with ETLC's continuing services to the Company in the area of distribution and sale of generic pharmaceuticals, blood derivative products and diagnostic test kits, ETLC was responsible for the Company's receipt at the end of the third quarter of a letter of credit payable to the Company, which letter of credit funded the purchase from the Company of generic pharmaceuticals for shipment to the Republic of Mali.

     In addition, this post-effective amendment no. 2 also provides for the issuance of 5 million shares to Dr. Jerrold R. Hinton, the Company's chief executive officer, president and a director, for continuing to serve the Company on a full time basis, without payment of any salary under his three (3) year employment agreement, which salary has been deferred by action of the board of directors until such time as the Company shall begin to generate operating revenues, the timing of which cannot be assured. Dr. Hinton together with the Company's consultants, has been responsible for the Company's development of its telecommunication service business and its pharmaceutical and medical products distribution business in Guinea, Mali and South America.

     The Company has also agreed to issue a total of 3 million shares to Higher Ground Inc., a North Carolina corporation, in consideration for administration and business consulting services to the Company, including services in connection with the establishment of pharmaceutical joint ventures with United States and foreign pharmaceutical manufacturers, among other services to the Company. Higher Ground has agreed to provide such services to the Company for a period of twelve months from the date of this post-effective amendment no. 2 to this registration statement.

     The Company has also agreed to issue to Thomas J. Craft, Jr., Esq., who has served as the Company's corporate secretary, a director and full time corporate securities counsel, a total of 9 million shares in consideration for Mr. Craft continuing to serve in such capacities and for providing a full time staff and associates for preparing all Company filings and reports with the Securities and Exchange Commission, preparing and reviewing all public disclosure, and preparing and reviewing all contracts and agreements between the Company and all third parties, including agreements with respect to the formation of the telecommunications venture in Guinea and Mali, and coordination of the Company's efforts for the possible formation of a pharmaceutical manufacturing joint venture.

     Further, also included the this post-effective amendment no. 2 to its registration statement are 4.5 million shares being issued to Ashco International Corp., a New York corporation, which has agreed to provide services to the Company for the purpose of securing export and accounts receivable financing, as well as international public relations services in connection with the Company's pharmaceutical and medical product lines and telecommunications services, including its recently organized telecommunications call-back service and its generic pharmaceuticals, blood derivative products and diagnostic test kits business.


Item 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The Registrant shall provide the Consultants without charge, upon their written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 437 Main Avenue, SW, Hickory, NC 28602.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the year ended December 31, 1995, and Annual Report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

     (b) The Registrant's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1997 and June 30, 1997, filed pursuant to Section 13 or 15(d) of the Exchange Act.

     (c) A description of the Registrant's common stock contained in the exhibits to Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1995.

     (d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

     The Registrant has authorized 200,000,000 shares of common stock, par value $.001 (the "Common Stock"), and 50,000,000 shares of preferred stock, series A (the "Series A Preferred").

     Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Thomas J. Craft, Jr., Esq., counsel to the Registrant in connection with the preparation of this Registration Statement on Form S-8, is the record owner of nine million shares of Common Stock, an undetermined number of which shares will be beneficially owned by Mr. Craft's staff, none of whom are affiliates of the Registrant.

ITEM 6.    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

     The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (I) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statues 78.300. The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below:

     "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors.

     This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation " See
Item 9(e) (ii) below:

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable

ITEM 8.    EXHIBITS:

     Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

     Exhibit 5  Opinion of Thomas J. Craft, Jr., Esq.

     Exhibit 23  Consent of Thomas J. Craft, Jr., Esq. (Contained in the
Opinion)

     Exhibit 23.1 Consent of Grant-Schwartz Associates, Certified Public Accountants

ITEM 9.    UNDERTAKINGS:

     The undersigned Registrants hereby undertakes:

     (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

     (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e)(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hickory, and the State of North Carolina, on the 9th day of October, 1997.


                                             /s/ Jerrold R. Hinton
                                             ---------------------
                                             By: Jerrold R. Hinton
                                             Title: President, Chief Executive
                                             Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, as amended, the post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated


Dated:  Hickory, NC
        October 9, 1997

                                              /s/ Jerrold R. Hinton
                                              ---------------------
                                              By: Jerrold R. Hinton,
                                              Title: President, Chief Executive
                                              Officer and Director



                                              /s/ Thomas J. Craft, Jr.
                                              ------------------------
                                              By: Thomas J. Craft, Jr.
                                              Secretary and Director

                                 EXHIBIT INDEX

EXHIBIT NUMBER                ITEM

     5          Opinion of Thomas J. Craft, Jr., Esq.

     23         Consent of Thomas J. Craft, Jr., Esq. (Contained in Opinion)

     23.1       Consent of Grant-Schwartz, Associates, Certified Public
                Accountant